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                         CONTACT: Gale L. Griffin 201/894-2407
                                  Vice President, Corporate Communications



          CPC INTERNATIONAL TO TAKE 4TH Q. CHARGE FOR BAKING INTEGRATION
          --------------------------------------------------------------

          ENGLEWOOD CLIFFS, NJ, JANUARY 9, 1996 - CPC International Inc.
          today announced that it is taking a one-time, pre-tax integration charge of $55 million in the fourth quarter of 1995 ($34 million after taxes, or $.23 per common share) to cover the anticipated costs of combining its existing baking business with the Kraft baking business acquired in October. The charge includes anticipated costs relating to the closure of duplicate administration, warehouse, and plant facilities belonging to CPC's existing baking business, the consolidation of redundant business systems, and the reduction of some CPC baking personnel performing duplicate tasks.
               The integration costs must be recognized as a charge to earnings, rather than as acquisition-related goodwill, since these duplications are within CPC's existing baking business.
               C.R. Shoemate, chairman and chief executive officer of CPC, said "The announcement of this relatively small charge just three months after the acquisition was completed is indicative of the speed with which we are integrating the two businesses. We have already made good progress on our plan to achieve the expected synergies at the heart of our decision to make this acquisition."
               Included in the integration is the closing of CPC's baking business headquarters in Fairfield, NJ. Some personnel from this facility have been offered positions in the combined business, at the former Kraft headquarters in Bay Shore, NY, and other locations.

                                        * * * * *

          ABOUT CPC INTERNATIONAL: CPC International Inc. is among the largest U.S. food companies and ranks as one of the 100 largest industrial companies in the U.S. It has sales of about $9 billion in the current year. Consumer foods accounts for 87% of the company's total sales. Best known among CPC's U.S. products are:
          Hellmann's and Best Foods mayonnaise, Mazola corn oil and margarine, Skippy peanut butter, Knorr soups, sauces, and bouillions, Entenmann's sweet baked products, Thomas' English muffins, Arnold, Brownberry, Freihofer's and Oroweat breads, Boboli Italian bread shells, Mueller's pasta, Karo syrup, CPC's global Knorr brand comprises one of the worlds's most extensive lines of products.
          CPC is one of the nation's most international food companies, with operations in 60 countries. CPC is also one of the largest corn refiners, with operations in North America and Latin America.






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